Exhibit 10.94

DRSUAA No.:_________

                DIRECTOR'S RESTRICTED STOCK UNIT AWARD AGREEMENT

Name: __________________________

Date: __________________

      1. (a) Pursuant to, among other things, Sections 6(e) and 6(h) of US Energy Systems, Inc.'s 2000 Executive Incentive Compensation Plan (the "2000 Plan"), you are hereby granted, subject to your execution of this agreement and the execution of this agreement by US Energy Systems, Inc. ("US Energy"), and subject, with respect to awards granted subsequent to the date hereof, to the prior approval of the Board or the Committee, the number of restricted stock units ("Restricted Stock Units") issuable pursuant to Section 1(b) hereof. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms by the 2000 Plan.

            (b) As of the last Business Day (as defined) of each calendar quarter commencing July 1, 2003, you shall be entitled to the number of Restricted Stock Units equal to the quotient obtained by dividing (i) the product obtained by multiplying (A) the compensation payable to you in such quarter for Directors Services (as defined) performed in such calendar quarter by (B) 0.4 by (ii) the Fair Market Value of a share of Common Stock (as defined) as of the close of business on the last Business Day of the applicable calendar quarter.

            (c) The term "Business Day" shall mean any day other than Saturday, Sunday, or a day on which banks in the State of New York are authorized or obligated to be closed. The term "Director's Services" shall mean the fees and compensation payable to Directors of US Energy for the applicable calendar quarter for (i) serving a member of the Board, (ii) attending Board and/or committee meetings, (iii) serving on one or more of committees, (iv) serving as the chairman of a committee, and (v) any other services performed as a Director of US Energy to the extent Directors of US Energy are compensated for such services.

            (d) The Restricted Stock Units to which you are entitled pursuant to
Section 1(b) shall be deemed to have vested in full immediately upon the applicable date to which you become entitled to same. Upon the expiration of the deferral period provided for herein, each Restricted Stock Unit will be converted automatically into one share of common stock of US Energy, par value $.01 per share (the "Common Stock").

            (e) In the event the calculations provided for by Sections 1(b) would result in the issuance of a fraction of a Restricted Stock Unit, the number of units to which you are entitled shall be rounded to the nearest whole number.

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      2. Delivery of Shares Underlying Restricted Stock Units. (a) Promptly
following the expiration of the deferral period provided for herein, US Energy will deliver to you or to your legal representative a certificate representing the shares of Common Stock underlying the applicable Restricted Stock Units granted or to be granted to you pursuant to this agreement (the "Underlying Shares").

            (b) You hereby irrevocably elect to defer receipt of the Underlying Shares until the earlier to occur of (i) your death, (ii) your Disability, (iii) a Change in Control, (iv) the cessation of your service as a Director or (v) June 30, 2013. Upon the occurrence of any such event, the deferral period effected herein shall immediately terminate and you shall promptly receive a certificate for the number of Underlying Shares to which you are entitled pursuant to this agreement. You acknowledge that, except as otherwise provided in Section 2(c), you will not be entitled to any rights as a stockholder with respect to such Restricted Stock Units, including without limitation, the right to vote, until the deferral period has terminated,.

            (c) Contemporaneously with the grant of Restricted Stock Units to you pursuant to this agreement, US Energy hereby grants you, pursuant to, among other things, Section 6(g) of the 2000 Plan, Dividend Equivalent Rights (as defined). The term "Dividend Equivalent Rights" shall mean your right to receive, subject to your execution of an agreement in form reasonably acceptable to US Energy, the number of Restricted Stock Units equal to the quotient obtained by dividing the aggregate cash dividends that would have been payable with respect to your Underlying Shares (as if such shares had been issued and had not been deferred) as of the record date for the payment of such dividends by the Fair Market Value of a share of Common Stock on such date. The terms and conditions of the Restricted Stock Units granted pursuant to these Dividend Equivalent Rights shall be the same as otherwise provided herein. The Restricted Stock Units, if any, granted pursuant to the Dividend Equivalent Rights, shall be deemed to be granted as of the payment date for the applicable dividend payment.

            (d) Upon the occurrence of a Change in Control, the provisions of
Section 9 (a) of the 2000 Plan shall apply.

            (e) US Energy shall deliver to you from time to time at your request a statement reflecting the number of Restricted Stock Units to which you are entitled pursuant to this agreement.

      3. Transferability. You may not transfer, pledge, assign, sell or otherwise alienate your Restricted Stock Units or the Underlying Shares until the termination or expiration of the deferral period with respect thereto.

      4. Taxes. US Energy shall deduct or cause to be deducted from, or collect or cause to be collected with respect to, your Restricted Stock Units (including the Underlying Shares) any federal, state, or local taxes required by law to be withheld or paid with respect to your Restricted Stock Units (including the Underlying Shares) and you or your legal representative or beneficiaries shall be required to pay any such amounts. US Energy shall have the right to take such action as may be necessary, in its reasonable judgment, to satisfy such obligations.


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      5. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflicts of law.

      6. Subject To 2000 Plan. This Agreement and the grant of Restricted Stock Units are subject to all of the terms and conditions of the 2000 Plan. In the event of a conflict between this Agreement and the 2000 Plan, the 2000 Plan shall govern.

      7. Section 16. Notwithstanding anything to the contrary herein, in the event that you would be subject to liability for short swing profits pursuant to
Section 16 of the Exchange Act resulting from the distribution to you of the Underlying Shares, then, except as otherwise provided by the Plan, the distribution of the Underlying Shares will be deferred and/or limited to the extent necessary to eliminate such liability.


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      Please indicate your acceptance of the foregoing by signing at the place provided and returning the original of this Agreement.

                                            Very truly yours,

                                            US ENERGY SYSTEMS, INC.


                                        By: ____________________________________

ACCEPTED AND AGREED:


_______________________________


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